Filed pursuant to Rule 424(b)(3)

Registration No. 333-230576

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 15, 2019)

CLS HOLDINGS USA, INC.

SUPPLEMENT NO. 2 DATED APRIL 8, 2021

TO THE PROSPECTUS DATED APRIL 15, 2019

This document (this “Supplement”) supplements, and should be read in conjunction with, the prospectus of CLS Holdings USA, Inc. dated April 15, 2019 (the “Prospectus”). This Supplement amends and supersedes Supplement No. 1 dated March 31, 2021. Unless otherwise defined in this Supplement, capitalized terms used in this Supplement shall have the same meanings as set forth in the Prospectus.

The purpose of this Supplement is to:

●

Disclose the supplemental indentures dated March 31, 2021 to each of the Debenture Indenture and the Warrant Indenture, pursuant to which, among other things, the Conversion Price of the Debentures was reduced from $0.80 per Unit to $0.30 per Unit;

●

Reallocate the registered shares (i) to remove from registration the resale of the Units Shares, and (ii) to add to registration the resale of the additional Warrant Shares issuable upon exercise of the Warrants as a result of the reduction in the Conversion Price; and

●	Update the number of securities beneficially owned and offered for sale by each Selling Stockholder in the table of Selling Stockholders as a result of the reduction in the Conversion Price.

To the extent that any statement in this Supplement is inconsistent with a statement made in the Prospectus or in any document incorporated by reference therein, this Supplement shall control and supersede the inconsistent statement.

Supplemental Indentures to Debenture Indenture and Warrant Indenture

On March 5, 2021, our Board of Directors voted, subject to the approval of the holders of the Debentures (the “Debentureholders”), to amend the Debenture Indenture in order to: (i) reduce the Conversion Price from $0.80 per Unit to $0.30 per Unit; (ii) extend the maturity date of the Debentures from December 12, 2021 to December 12, 2022; and (iii) reduce the mandatory conversion threshold from a daily volume weighted average trading price of our Common Stock of greater than $1.20 per share to $0.60 per share for the preceding 10 consecutive trading days by adopting a supplemental indenture (the “Debenture Supplemental Indenture”). Our Board of Directors also voted to amend the Warrant Indenture to reduce the Exercise Price of each Warrant from $1.10 per share of Common Stock to $0.40 per share of Common Stock by adopting a supplemental indenture (the “Warrant Supplemental Indenture” and, together with the Debenture Supplemental Indenture, the “Indenture Supplements”).

On March 31, 2021, the Debenture Supplemental Indenture was approved at a meeting of Debentureholders. As a result of the reduction in the Conversion Price, the Debentures will be convertible into up to 45,032,790 Units in the aggregate (including capitalized interest pursuant to the terms of the Debenture Indenture), where each Unit comprises one share of Common Stock and one warrant to purchase one-half share of Common Stock. Thus, the total number of shares of Common Stock issuable upon conversion of the Debentures and exercise of the underlying Warrants is 45,032,790 Unit Shares and 22,516,374 Warrant Shares, respectively.

Reallocation of Unit Shares and Warrant Shares

In connection with the reduction of the Conversion Price pursuant to the Debenture Supplemental Indenture, this Supplement reallocates the registered shares of our Common Stock under the Prospectus as follows (the “Reallocation”):

●	Removes from registration the resale of the Units Shares; and

●	Adds to registration the resale of the additional 14,107,974 Warrant Shares issuable upon exercise of the Warrants that may be issued as a result of the reduction in the Conversion Price.

Therefore, all references in the Prospectus to the registration of the Unit Shares shall be removed and all references in the Prospectus to the registration of 8,408,400 Warrant Shares shall be replaced with the registration of 22,516,374 Warrant Shares. We believe that registration of the Unit Shares is no longer necessary because the Selling Stockholders will be able to sell the Unit Shares pursuant to Rule 144 promulgated by the SEC under the Securities Act since they have held the Debentures for the required holding period under Rule 144.

The Reallocation shall not change the registration of the following shares of our Common Stock: the resale of the Finance Fee Unit Shares, Finance Fee Warrant Shares, Broker Shares and Broker Warrant Shares.

Updated Table of Selling Stockholders

As a result of the Reallocation, the table on pages 32-36 of the Prospectus under the section entitled “Selling Stockholders” is supplemented and replaced with the table below.

Name	Number of shares of Common Stock Beneficially Owned Prior to this Offering (1)	Beneficial Ownership Before this Offering (%)(1)	Number of shares of Common Stock Offered Hereby	Number of shares of Common Stock after Offering	Beneficial Ownership after this Offering (%)(1)
JW PARTNERS, LP (2)	4,329,745	3.3%	1,443,248	2,886,497	2.2%
JW OPPORTUNITIES MASTER FUND. LTD (3)	1,855,605	1.4%	618,535	1,237,070	**
TRIBECA GLOBAL NATURAL RESOURCES FUNDS (4)	40,704,539	25.0%	10,308,920	30,395,619	20.0%
1582568 ONTARIO INC (5)	1,546,338	1.2%	515,446	1,030,892	**
KJ HARRISON + PARTNERS INC (6)	2,164,872	1.7%	721,624	1,443,248	1.1%
QUINSAM CAPITAL CORP (7)	2,474,140	1.9%	824,713	1,649,427	1.3%
JOHN GORDON (8)	154,633	**	51,544	103,089	**
MARK NACCACHE (9)	154,633	**	51,544	103,089	**
MICHELLE MONDVILLE (10)	958,972	**	156,695	802,277	**
MICHAËL BORDELEAU-TASSILE (11)	197,931	**	65,977	131,954	**

Name	Number of shares of Common Stock Beneficially Owned Prior to this Offering (1)	Beneficial Ownership Before this Offering (%)(1)	Number of shares of Common Stock Offered Hereby	Number of shares of Common Stock after Offering	Beneficial Ownership after this Offering (%)(1)
RUBIN CUNGU (12)	48,480	**	16,160	32,320	**
ALLAN BRAMSON (13)	309,267	**	103,089	206,178	**
ROBERT BURTON (14)	309,267	**	103,089	206,178	**
IRVING FREEDMAN (15)	154,633	**	51,544	103,089	**
FLAVIU DINCA (16)	154,633	**	51,544	103,089	**
CRALLE INC (17)	154,633	**	51,544	103,089	**
DAVY LY (18)	154,633	**	51,544	103,089	**
551519 ONTARIO LIMIT (19)	154,633	**	51,544	103,089	**
BRADCO ELECTRICAL SE (20)	154,633	**	51,544	103,089	**
MARGARET BARRON (21)	399,077	**	51,544	347,533	**
682501 ALBERTA LTD (22)	2,751,488	2.1%	550,496	2,200,992	1.7%
ANUR INVESTMENTS LTD (23)	618,534	**	206,178	412,356	**
ROOPINDER MUNDI (24)	309,267	**	103,089	206,178	**
PAUL PELLEGRINI (25)	1,241,134	**	206,178	1,034,956	**
JANUSZ PIWOWAR (26)	543,676	**	129,892	413,784	**
8048584 CANADA INC (27)	123,706	**	41,235	82,471	**
RICHARD KRANGLE (28)	358,150	**	35,050	323,100	**
THE PETER AND JOANNE BROWN JOINT SPOUSAL TRUST (2015) (29)	1,546,338	1.2%	515,446	1,030,892	**
FARHAD ABASOV (30)	309,267	**	103,089	206,178	**
JOHN PALUMBO (31)	618,534	**	206,178	412,356	**
RAVI SOOD (32)	618,534	**	206,178	412,356	**
BRENT TODD (33)	584,267	**	103,089	481,178	**
JOHN ELLIOTT (34)	330,633	**	51,544	279,089	**
ELIZABETH MACDONALD (35)	330,633	**	51,544	279,089	**
SUSAN BROOKES (36)	319,633	**	51,544	268,089	**
J &/OR B SUTTON (37)	154,633	**	51,544	103,089	**
DAVE &/OR ELIZABETH AUSTIN (38)	154,633	**	51,544	103,089	**
MICHAEL CRONDAHL (39)	275,633	**	51,544	224,089	**
JOHNNY MARKOVINA (40)	275,633	**	51,544	224,089	**
MICHAEL HALVORSON (41)	154,633	**	51,544	103,089	**
JENCORP INC. (42)	1,081,021	**	146,386	934,635	**
THOMAS KIM (43)	309,267	**	103,089	206,178	**
ROBERT HAEFLING (44)	154,633	**	51,544	103,089	**
MR DOUG EDWARDS AND/OR MRS ANNE EDWARDS JTWROS (45)	154,633	**	51,544	103,089	**
MARTIN BERNHOLTZ ITF CHARLOTTE BERNHOLTZ (46)	247,413	**	82,471	164,942	**
MARTIN BERNHOLTZ ITF RACHEL BERNHOLTZ (47)	1,231,827	**	164,942	1,066,885	**

Name	Number of shares of Common Stock Beneficially Owned Prior to this Offering (1)	Beneficial Ownership Before this Offering (%)(1)	Number of shares of Common Stock Offered Hereby	Number of shares of Common Stock after Offering	Beneficial Ownership after this Offering (%)(1)
DAVID BERNHOLTZ ITF ARI BERNHOLTZ (48)	247,413	**	82,471	164,942	**
MRS AJIT K SINGH GREWAL (49)	797,413	**	82,471	714,942	**
CANNALIFE CAPITAL CORP. (50)	618,534	**	206,178	412,356	**
MR ADAM SZWERAS (51)	799,867	**	103,089	696,778	**
IXATOG INVESTMENTS INC (52)	494,827	**	164,942	329,885	**
GRAHAM E. SAUNDERS (53)	2,354,633	1.8%	51,544	2,303,089	1.8%
CLINTON STEWART (54)	92,779	**	30,926	61,853	**
DARREN KERSHAW (55)	92,779	**	30,926	61,853	**
LOY CHUNPONGTONG (56)	463,900	**	154,633	309,267	**
BATTISTA DI GENNARO (57)	185,560	**	61,853	123,707	**
EDDIE MOROZ (58)	2,325,691	1.8%	775,230	1,550,461	1.2%
FRED SAAB (59)	463,900	**	154,633	309,267	**
NEIL TANNER (60)	463,900	**	154,633	309,267	**
JAMES STEWART (61)	309,267	**	103,089	206,178	**
1771472 ALBERTA LTD. (62)	1,162,845	**	387,615	775,230	**
LOLA VENTURES INC. (63)	1,162,845	**	387,615	775,230	**
BRIAN ATHAIDE (64)	463,900	**	154,633	309,267	**
C POTTER HOLDINGS INC (65)	494,827	**	164,942	329,885	**
S POTTER HOLDINGS INC (66)	494,827	**	164,942	329,885	**
HOBBY STAR MARKETING INC. (67)	432,973	**	144,324	288,649	**
JACOB P ASTIN (68)	123,706	**	41,235	82,471	**
MY SAFARI HYGIENE INC (69)	216,486	**	72,162	144,324	**
MATTHEW CONDUIT (70)	123,706	**	41,235	82,471	**
STAVRO TRAKAS (71)	123,706	**	41,235	82,471	**
GRAVITAS SECURITIES INC. (72)	570,945	**	570,945	0	**
TOTAL	86,414,279		23,087,319	63,326,960

** Indicates ownership of less than 1% of the outstanding shares of our Common Stock.

(1)

This table is based upon information supplied by the Selling Stockholders in connection with filing the Prospectus. We believe the information is accurate as of March 15, 2019, as adjusted by the effect of the reduction in the Conversion Price described in this Supplement and the accrual of capitalized interest to date. Changes in beneficial ownership of which the Company is unaware, however, may have occurred since such date and therefore some of the information may not be accurate as of the date hereof. We have determined beneficial ownership in accordance with the rules of the SEC. Beneficial ownership includes the Unit Warrant Shares, the Finance Fee Warrant Shares and the Broker Warrant Shares issuable upon the exercise of the Warrants. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Stockholders named in the table above have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 126,821,416 shares of Common Stock outstanding on March 1, 2021, adjusted as required by rules promulgated by the SEC.

(2)	Beneficial ownership includes 2,886,497 Unit Shares and 1,443,248 Warrant Shares. Jason Wild has voting and dispositive control over the shares.
(3)	Beneficial ownership includes 1,237,070 Unit Shares and 618,535 Warrant Shares. Jason Wild has voting and dispositive control over the shares.
(4)

Beneficial ownership includes (i) 20,617,841 Unit Shares and 10,308,920 Warrant Shares; (ii) 4,888,889 shares of our Common Stock; and (iii) 4,888,889 shares of Common Stock issuable upon exercise of warrants that are currently exercisable.

(5)	Beneficial ownership includes 1,030,892 Unit Shares and 515,446 Warrant Shares. Normand Lamarche, President of 1582568 Ontario Inc., has voting and dispositive control over the shares.
(6)	Beneficial ownership includes 1,443,248 Unit Shares and 721,624 Warrant Shares.
(7)	Beneficial ownership includes 1,649,427 Unit Shares and 824,713 Warrant Shares. Roger Dent, a director of Quinsam Capital Corp, has voting and dispositive control over the shares.
(8)	Beneficial ownership includes 103,089 Unit Shares and 51,544 Warrant Shares.
(9)	Beneficial ownership includes 103,089 Unit Shares and 51,544 Warrant Shares.
(10)

Beneficial ownership includes (i) 313,391 Unit Shares and 156,695 Warrant Shares; (ii) 244,443 shares of our Common Stock; and (iii) 244,443 shares issuable upon exercise of warrants that are currently exercisable.

(11)	Beneficial ownership includes 131,954 Unit Shares and 65,977 Warrant Shares.
(12)	Beneficial ownership includes 32,320 Unit Shares and 16,160 Warrant Shares.
(13)	Beneficial ownership includes 206,178 Unit Shares and 103,089 Warrant Shares.
(14)	Beneficial ownership includes 206,178 Unit Shares and 103,089 Warrant Shares.
(15)	Beneficial ownership includes 103,089 Unit Shares and 51,544 Warrant Shares.
(16)	Beneficial ownership includes 103,089 Unit Shares and 51,544 Warrant Shares.
(17)	Beneficial ownership includes 103,089 Unit Shares and 51,544 Warrant Shares.
(18)	Beneficial ownership includes 103,089 Unit Shares and 51,544 Warrant Shares.
(19)	Beneficial ownership includes 103,089 Unit Shares and 51,544 Warrant Shares. David Gibbins and Gloria Gibbins have voting and dispositive control over the shares.
(20)	Beneficial ownership includes 103,089 Unit Shares and 51,544 Warrant Shares. Bradley Groulx and Elaine Groulx have voting and dispositive control over the shares.
(21)

Beneficial ownership includes (i) 103,089 Unit Shares and 51,544 Warrant Shares; (ii) 122,222 shares of our Common Stock; and (iii) 122,222 shares issuable upon exercise of warrants that are currently exercisable.

(22)

Beneficial ownership includes (i) 1,100,992 Unit Shares and 550,496 Warrant Shares; (ii) 550,000 shares of our Common Stock; and (iii) 550,000 shares issuable upon exercise of warrants that are currently exercisable.

(23)	Beneficial ownership includes 412,356 Unit Shares and 206,178 Warrant Shares. Ram Ramkumar and Usha Ramkumar have voting and dispositive control over the shares.
(24)	Beneficial ownership includes 206,178 Unit Shares and 103,089 Warrant Shares.
(25)

Beneficial ownership includes (i) 412,356 Unit Shares and 206,178 Warrant Shares; (ii) 311,300 shares of our Common Stock; and (iii) 311,300 shares issuable upon exercise of warrants that are currently exercisable.

(26)

Beneficial ownership includes (i) 259,784 Unit Shares and 129,892 Warrant Shares; (ii) 77,000 shares of our Common Stock; and (iii) 77,000 shares issuable upon exercise of warrants that are currently exercisable.

(27)	Beneficial ownership includes 82,471 Unit Shares and 41,235 Warrant Shares. Aninda Bhunia and Ruma Bhunia have voting and dispositive control over the shares.
(28)

Beneficial ownership includes (i) 70,100 Unit Shares and 35,050 Warrant Shares; (ii) 126,500 shares of our Common Stock; and (iii) 126,500 shares issuable upon exercise of warrants that are currently exercisable.

(29)	Beneficial ownership includes 1,030,892 Unit Shares and 515,446 Warrant Shares. Peter Brown and Joanne Brown have voting and dispositive control over the shares.
(30)	Beneficial ownership includes 206,178 Unit Shares and 103,089 Warrant Shares.
(31)	Beneficial ownership includes 412,356 Unit Shares and 206,178 Warrant Shares.
(32)	Beneficial ownership includes 412,356 Unit Shares and 206,178 Warrant Shares.
(33)

Beneficial ownership includes (i) 206,178 Unit Shares and 103,089 Warrant Shares; (ii) 137,500 shares of our Common Stock; and (iii) 137,500 shares issuable upon exercise of warrants that are currently exercisable.

(34)

Beneficial ownership includes (i) 103,089 Unit Shares and 51,544 Warrant Shares; (ii) 88,000 shares of our Common Stock; and (iii) 88,000 shares issuable upon exercise of warrants that are currently exercisable.

(35)

Beneficial ownership includes (i) 103,089 Unit Shares and 51,544 Warrant Shares; (ii) 88,000 shares of our Common Stock; and (iii) 88,000 shares issuable upon exercise of warrants that are currently exercisable.

(36)

Beneficial ownership includes (i) 103,089 Unit Shares and 51,544 Warrant Shares; (ii) 82,500 shares of our Common Stock; and (iii) 82,500 shares issuable upon exercise of warrants that are currently exercisable.

(37)	Beneficial ownership includes 103,089 Unit Shares and 51,544 Warrant Shares.
(38)	Beneficial ownership includes 103,089 Unit Shares and 51,544 Warrant Shares.

(39)

Beneficial ownership includes (i) 103,089 Unit Shares and 51,544 Warrant Shares; (ii) 60,500 shares of our Common Stock; and (iii) 60,500 shares issuable upon exercise of warrants that are currently exercisable.

(40)

Beneficial ownership includes (i) 103,089 Unit Shares and 51,544 Warrant Shares; (ii) 60,500 shares of our Common Stock; and (iii) 60,500 shares issuable upon exercise of warrants that are currently exercisable.

(41)	Beneficial ownership includes 103,089 Unit Shares and 51,544 Warrant Shares.
(42)

Beneficial ownership includes (i) 292,773 Unit Shares and 146,386 Warrant Shares; (ii) 320,931 shares of our Common Stock; and (iii) 320,931 shares issuable upon exercise of warrants that are currently exercisable.

(43)	Beneficial ownership includes 206,178 Unit Shares and 103,089 Warrant Shares.
(44)	Beneficial ownership includes 103,089 Unit Shares and 51,544 Warrant Shares.
(45)	Beneficial ownership includes 103,089 Unit Shares and 51,544 Warrant Shares.
(46)	Beneficial ownership includes 164,942 Unit Shares and 82,471 Warrant Shares.
(47)

Beneficial ownership (i) includes 329,885 Unit Shares and 164,942 Warrant Shares; (ii) 368,500 shares of our Common Stock; and (iii) 368,500 shares issuable upon exercise of warrants that are currently exercisable.

(48)	Beneficial ownership includes 164,942 Unit Shares and 82,471 Warrant Shares.
(49)

Beneficial ownership includes (i) 164,942 Unit Shares and 82,471 Warrant Shares; (ii) 275,000 shares of our Common Stock; and (iii) 275,000 shares issuable upon exercise of warrants that are currently exercisable.

(50)	Beneficial ownership includes 412,356 Unit Shares and 206,178 Warrant Shares.
(51)

Beneficial ownership includes 206,178 Unit Share and 103,089 Warrant Shares; (ii) 245,300 shares of our Common Stock; and (iii) 245,300 shares issuable upon exercise of warrants that are currently exercisable.

(52)	Beneficial ownership includes 329,885 Unit Shares and 164,942 Warrant Shares. Gary Singh has voting and dispositive control over the shares.
(53)

Beneficial ownership includes (i) 103,089 Unit Shares and 51,544 Warrant Shares; (ii) 1,100,000 shares of our Common Stock; and (iii) 1,100,000 shares issuable upon exercise of warrants that are currently exercisable.

(54)	Beneficial ownership includes 61,853 Unit Shares and 30,926 Warrant Shares.
(55)	Beneficial ownership includes 61,853 Unit Shares and 30,926 Warrant Shares.
(56)	Beneficial ownership includes 309,267 Unit Shares and 154,633 Warrant Shares.
(57)	Beneficial ownership includes 123,707 Unit Shares and 61,853 Warrant Shares.
(58)	Beneficial ownership includes 1,550,461 Unit Shares and 775,230 Warrant Shares.
(59)	Beneficial ownership includes 309,267 Unit Shares and 154,633 Warrant Shares.
(60)	Beneficial ownership includes 309,267 Unit Shares and 154,633 Warrant Shares.
(61)	Beneficial ownership includes 206,178 Unit Shares and 103,089 Warrant Shares.
(62)

Beneficial ownership includes 775,230 Unit Shares and 387,615 Warrant Shares. Stephen Dobler, the sole shareholder and director of 1771472 Alberta Ltd, has voting and dispositive control over the shares.

(63)	Beneficial ownership includes 775,230 Unit Shares and 387,615 Warrant Shares. Terry Booth, the sole shareholder and director of Lola Ventures Inc., has voting and dispositive control over the shares.
(64)	Beneficial ownership includes 309,267 Unit Shares and 154,633 Warrant Shares.
(65)	Beneficial ownership includes 329,885 Unit Shares and 164,942 Warrant Shares. Christopher Potter, the sole shareholder of C Potter Holdings Inc., has voting and dispositive control over the shares.
(66)	Beneficial ownership includes 329,885 Unit Shares and 164,942 Warrant Shares. Stephen Potter, the sole shareholder of S Potter Holdings Inc., has voting and dispositive control over the shares.
(67)	Beneficial ownership includes 288,649 Unit Shares and 144,324 Warrant Shares.
(68)	Beneficial ownership includes 82,471 Unit Shares and 41,235 Warrant Shares. Aman Gupta, the sole shareholder of Hobby Star Marketing Inc., has voting and dispositive control over the shares.
(69)	Beneficial ownership includes 144,324 Unit Shares and 72,162 Warrant Shares. Avin Gupta, the sole shareholder of My Safari Hygiene, Inc., has voting and dispositive control over the shares.
(70)	Beneficial ownership includes 82,471 Unit Shares and 41,235 Warrant Shares.
(71)	Beneficial ownership includes 82,471 Unit Shares and 41,235 Warrant Shares.
(72)

Beneficial ownership includes the following securities issued as compensation to Gravitas Securities Inc. as agent in connection with the closing of the Private Placement: (i) 111,950 Finance Fee Unit Shares and 55,975 Finance Fee Warrant Shares, and (ii) 268,680 Broker Shares and 134,340 Broker Warrant Shares.